                                                                  EXHIBIT 10.1.1


                               AMENDMENT NO. 4 TO
                               IXIA COMMUNICATIONS
                             1997 STOCK OPTION PLAN*



               Section 3 of the Ixia Communications 1997 Stock Option Plan is hereby amended to read in its entirety as follows:

               "3.    SHARES RESERVED.

                      The maximum aggregate number of Shares reserved for
               issuance pursuant to the Plan shall be 17,000,000 Shares or the number of shares of stock to which such Shares shall be adjusted as provided in Section 12 of the Plan; provided, however, that at no time shall the total number of shares issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions set forth in Section 260.140.45 of the California Code of Regulations, based on the shares of the Company which are outstanding at the time the calculation is made. Such number of Shares may be set aside out of authorized but unissued Shares not reserved for any other purpose, or out of issued Shares acquired for and held in the treasury of the Company from time to time.

                      Shares subject to, but not sold or issued under, any
               Option terminating, expiring or canceled for any reason prior to its exercise in full shall again become available for Options thereafter granted under the Plan and the same shall not be deemed an increase in the number of Shares reserved for issuance under the Plan."


Dated:  September 1, 2000




----------------------
* Subject to shareholder approval